Exhibit 99.3

Memo to Suppliers, Vendors and Business Partners

Date:	2021. 03. 29
To:	Suppliers, Vendors and Business Partners
From:	Magnachip Semiconductor Corporation
Title:	Recent News

I want to reach out to you in light of the recently announced news: we have entered into a definitive agreement with investment vehicles established by Wise Road Capital and certain of its limited partners (“Wise Road”), under which Wise Road will acquire all outstanding shares of common stock of Magnachip Semiconductor Corporation, the parent of Magnachip Semiconductor, Ltd.

I have always said that we would be mindful of the best interests of all of our stakeholders, including business partners. Now that we have announced an agreement to sell Magnachip to Wise Road, I want you to know that I am personally committed to making this transition as seamless as possible for you. In addition, I am confident that this deal will bring us the resources to accelerate our MX 3.0 growth strategy, which should positively impact our business partnership. Wise Road has stated that our company’s operations and manufacturing facilities will remain in Cheongju, Seoul and Gumi, South Korea, and continue to operate as it does today with the same management team and employees. Therefore, this transaction should not impact our day-to-day business with you.

Given their deep industry expertise, Wise Road is an ideal partner for Magnachip, and we look forward to working with them as we chart the next phase for our company. Our future partnership with Wise Road will position us even better to help address our customers’ challenges and provide innovative products. With Wise Road’s industry relationships, we expect that Magnachip will grow faster, be more innovative and become a better company to partner with.

We deeply appreciate your partnership, as well as your trust over the years, and encourage you to reach out to your Magnachip sales contacts for further details.

Thank you,

YJ Kim

Chief Executive Officer and Member of the Board of Directors

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Magnachip Semiconductor Corporation (the “Company”) and Wise Road. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.magnachip.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. The Company and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 and the definitive proxy statement on Schedule 14A for the Company’s most recent Annual Meeting of Shareholders held in June 2020, which was filed with the SEC on April 29, 2020. To the extent the Company’s directors and executive officers or their holdings of the Company securities have changed from the amounts disclosed in those filings, to the Company’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.magnachip.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations, statements relating to the proposed transaction among the Company and Wise Road and expressions of confidence, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the possibility that any or all of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals, may not be satisfied or waived; unanticipated difficulties or expenditures relating to the proposed transaction; that the transaction may not be completed in a timely manner or at all; the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement; the diversion of and attention of management of the Company on transaction-related issues; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s Board of Directors and executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.